Exhibit 99.1

News Announcement

CONTACT:
Star Gas Partners	Robert Rinderman, Norberto Aja
Investor Relations	Jaffoni & Collins Incorporated
203/328-7310	212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

Star Gas Partners Amends and Restates $290 Million Credit Facility

STAMFORD, CT (July 2, 2009) – Star Gas Partners, L.P., (the “Partnership”) (NYSE:SGU), a home energy distributor and services provider specializing in heating oil, today announced that it has entered into an amended and restated $290 million credit facility, which may be increased in the future up to $340 million at the Partnership’s request. The amended and restated credit agreement extends the term of the agreement from December 2009 to July 2012. The bank syndication supporting the revolving credit facility is comprised of nine banks, with J.P. Morgan Securities Inc. and Banc of America Securities LLC, acting as Joint Lead Arrangers and Joint Book Managers. JPMorgan Chase Bank, N.A. is serving as Administrative Agent. Bank of America, N.A. is Syndication Agent. RBS Citizens, N.A. is Documentation Agent.

In announcing the revolving credit facility extension, Richard F. Ambury, Chief Financial Officer said, “We are very pleased with this oversubscribed syndication, which extended the term of our credit facility. We were able to attract new banks to the group in these volatile financial markets and also appreciate the support provided by our existing banks.”

Star Gas Partners, L.P., is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings at www.sec.gov and by visiting Star’s website at www.star-gas.com where unitholders may request a hard copy of Star’s complete audited financial statements free of charge.

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